Exhibit 99.1
SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data as of and for each of the five years in the period ended December 31, 2011, which is derived from the combined financial results of Tesoro Logistics LP Predecessor ("TLLP Predecessor"), our predecessor for accounting purposes, and the consolidated financial results of Tesoro Logistics LP ("TLLP") for the period beginning April 26, 2011, the date TLLP commenced operations. The TLLP Predecessor includes the financial results of the initial net assets acquired from Tesoro Corporation and its subsidiaries ("Tesoro") during the initial public offering through April 25, 2011.

Effective April 1, 2012, we entered into a transaction (the "Martinez Marine Terminal Acquisition") with Tesoro and Tesoro Logistics GP, LLC ("TLGP") pursuant to which TLLP acquired from Tesoro the Martinez crude oil marine terminal assets (collectively, the "Martinez Crude Oil Marine Terminal"). Effective September 14, 2012, we entered into a transaction (the "Long Beach Assets Acquisition") with Tesoro and TLGP pursuant to which TLLP acquired from Tesoro the Long Beach marine terminal assets and related short-haul pipelines, including the Los Angeles short-haul pipelines (collectively, the "Long Beach Assets").

These transactions were transfers between entities under common control. Accordingly, the financial information contained herein of the TLLP Predecessor and TLLP has been retrospectively adjusted to include the historical results of the Martinez Crude Oil Marine Terminal and the Long Beach Assets for all periods presented. We refer to the historical results of the TLLP Predecessor, the Martinez Crude Oil Marine Terminal and the Long Beach Assets collectively as our "Predecessor(s)." Our Predecessors did not record revenue for intercompany trucking, terminalling, storage and short-haul pipeline transportation services.

The combined consolidated financial data presented below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and our combined consolidated financial statements contained in this Form 8-K.

	Years Ended December 31,
	2011	2010	2009	2008	2007

	(Dollars in thousands, except units and per unit amounts)
Statement of Operations Data:
Total Revenues (a)	$87,337	$29,057	$28,538	$30,769	$27,520
Net Income (Loss)	18,499	(34,001)	(30,991)	(27,299)	(26,178)
Less: Loss attributable to Predecessors	(16,069)	(34,001)	(30,991)	(27,299)	(26,178)
Net income attributable to partners	34,568	—	—	—	—
General partner's interest in net income	692	—	—	—	—
Common unitholders' interest in net income	16,938	—	—	—	—
Subordinated unitholders' interest in net income	16,938	—	—	—	—
Net income per limited partner unit:
Common (basic and diluted)	$1.11
Subordinated - Tesoro (basic and diluted)	$1.11
Weighted average limited partner units outstanding:
Common units - basic	15,254,890
Common units - diluted	15,282,366
Subordinated units - Tesoro (basic and diluted)	15,254,890
Cash distribution per unit	$0.9573
Balance Sheet Data:
Current Assets	$34,590	$5,071	$3,703	$4,675	$5,967
Net Property, Plant and Equipment	196,147	187,434	195,081	197,931	185,334
Total Assets	233,809	192,621	198,784	202,606	191,301
Total Liabilities, excluding debt	17,137	12,849	11,839	18,292	13,161
Total Debt	50,000	—	—	—	—
Total Equity	166,672	179,772	186,945	184,314	178,140
Cash Flows From (Used In):
Operating activities	$26,505	$(22,039)	$(19,668)	$(8,754)	$(16,522)
Investing activities	(15,021)	(4,789)	(13,954)	(24,719)	(53,921)
Financing activities	6,842	26,828	33,622	33,473	70,443
Increase in cash and cash equivalents	$18,326	$—	$—	$—	$—
Capital Expenditures:
Maintenance (b)	$8,268	$4,167	$4,431	$16,511	$23,769
Expansion	10,418	367	5,922	10,762	29,627
Total Capital Expenditures	$18,686	$4,534	$10,353	$27,273	$53,396
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(a)	Our Predecessors did not record revenues for intercompany trucking, terminalling, storage and short-haul pipeline transportation services.

(b)	Maintenance capital expenditures include expenditures required to maintain equipment, equipment reliability, tankage and pipeline integrity and safety and to address environmental regulations.

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